EXHIBIT 10.3

ALLERGAN, INC.

SUPPLEMENTAL EXECUTIVE BENEFIT PLAN

and

SUPPLEMENTAL RETIREMENT INCOME PLAN

Effective as of March 1, 2011

RESTATED 2011

ARTICLE I
INTRODUCTION

1.1. Plans.  Allergan, Inc., a Delaware corporation (the “Sponsor”), currently sponsors the Allergan, Inc. Supplemental Retirement Income Plan (“SRIP”) and the Allergan, Inc. Supplemental Executive Benefit Plan (“SEBP”) (collectively, the “Plans”).  Unless otherwise specified, a reference to the “Plan” shall refer to both Plans.

1.2. Amendment and Restatement of the Plan.  This document, made and entered into by the Sponsor, evidences the terms of both the SRIP and the SEBP, effective as of March 1, 2011, unless otherwise stated in the Plan.

1.3. Applicability of Code Section 409A.  With respect to benefits accruing or vesting under the Plan after December 31, 2004 (the “Section 409A Benefits”), it is intended that the provisions of the Plan be construed in accordance with Code Section 409A, the Treasury regulations, and other guidance issued thereunder.  With respect to benefits accrued and vested under the Plan on or before December 31, 2004 (the “Grandfathered Benefits”), it is intended that the general terms of the Plan in effect on October 3, 2004 shall govern such benefits, provided that such terms may be amended by this document to the extent that such amendment does not constitute a material modification under Code Section 409A.  Unless otherwise specified, all provisions of the Plan shall apply to both Section 409A Benefits and Grandfathered Benefits.

1.4. Purpose of Plan.  The purpose of the Plan is to provide certain supplemental retirement benefits to a select group of officers, management, and other highly compensated employees of the Sponsor and its Affiliated Companies as more fully provided herein.

1.5. Effective Date and Term.  The Plan was established by the Board of Directors of the Sponsor effective as of July 27, 1989 and shall continue in effect until terminated by the Board of Directors.

1.6. Participation.  Participation in the Plan shall be open to all Eligible Employees.

(a)           For purposes of the SRIP, “Eligible Employees” means employees of the Sponsor or any Affiliated Company whose benefits under the Pension Plan are limited by reason of Code Section 415 and who (i) are not classified or paid as independent contractors (regardless of their classification for federal tax or other legal purposes) by the Sponsor or an Affiliated Company, and (ii) do not perform services for the Sponsor or an Affiliated Company pursuant to an agreement between the Sponsor or an Affiliated Company and any other person including a leasing organization.

(b)           For purposes of the SEBP, “Eligible Employees” means employees of the Sponsor or any Affiliated Company whose benefits under the Pension Plan are limited by reason of the includible compensation limitation of Code Section 401(a)(17) and who (i) are not classified or paid as independent contractors (regardless of their classification for federal tax or other legal purposes) by the Sponsor or an Affiliated Company, and (ii)

do not perform services for the Sponsor or an Affiliated Company pursuant to an agreement between the Sponsor or an Affiliated Company and any other person including a leasing organization.

1.7. Applicability of ERISA.

(a)           The SRIP is intended to be an unfunded “excess benefit plan” within the meaning of Section 4(b)(5) of ERISA.

(b)           The SEBP is intended to be a “top-hat” plan -- that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees -- within the meaning of ERISA.

1.8. Spin-Off of Advanced Medical Optics, Inc.  In connection with the distribution of the stock of Advanced Medical Optics, Inc. (“AMO”) by the Sponsor to its stockholders (the “AMO Spin-Off”) and, effective as of the AMO Spin-Off Date:  (i) AMO Employees shall cease to be eligible to participate in the Plan and shall cease to accrue benefits under the Plan, and (ii) the assets attributable to, and the liabilities relating to, arising out of, or resulting from the benefits of AMO Employees shall remain with the Plan and shall be payable from the Plan to AMO Employees at such times and in such forms as permitted under the Plan.  The “AMO Spin-Off Date” shall be June 29, 2002 and “AMO Employees” shall be those individuals whose employment is transferred from the Sponsor to AMO in connection with the AMO Spin-Off, as reflected in the payroll records of the Sponsor or in the Employee Matters Agreement entered into between the Sponsor and AMO.

ARTICLE II
DEFINITIONS

2.1. Actuarial Equivalent and Actuarially Equivalent.  “Actuarial Equivalent” or “Actuarially Equivalent” means a benefit that is of equal actuarial value to another benefit under the assumptions set forth in Appendix A of the Pension Plan or, to the extent necessary to ensure that a benefit is actuarially equivalent to another benefit within the meaning of Treasury Regulation section 1.409A-2(b)(2)(ii), such other assumptions as may be designated by the Committee.

2.2. Affiliated Company.  “Affiliated Company” means any affiliate of the Sponsor which has adopted the Pension Plan as provided therein.

2.3. Beneficiary.  “Beneficiary” has the meaning set forth in Section 6.1 hereof.

2.4. Board; Board of Directors.  “Board” and “Board of Directors” each mean the board of directors of the Sponsor.

2.5. Code.  “Code” means the Internal Revenue Code of 1986, as amended.

2.6. Committee.  “Committee” means the committee authorized to administer the Plan as set forth in Section 3.1 hereof.

2.7. Effective Date.  “Effective Date” means July 27, 1989.

2.8. ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.9. Grandfathered Benefits.  “Grandfathered Benefits” means those benefits accrued and vested under the Plan on or before December 31, 2004, as provided in Section 1.3 hereof.

2.10. Key Employee.  “Key Employee” means any Participant who is an officer or a Grade 11E Vice President of the Sponsor or any Affiliated Company.

2.11. Participant.  “Participant” means any Eligible Employee of the Sponsor or any Affiliated Company as defined under Section 1.6 hereof.

2.12. Pension Plan.  “Pension Plan” means the Allergan, Inc. Pension Plan as it may be amended from time to time.

2.13. Plan.  “Plan” means both the Allergan, Inc. Supplemental Retirement Income Plan and the Allergan, Inc. Supplemental Executive Benefit Plan as each is amended and restated herein and and as each may be amended from time to time, unless otherwise specified herein to mean only one or the other.

2.14. Section 409A Benefits.  “Section 409A Benefits” means those benefits accruing and/or vesting under the Plan after December 31, 2004, as provided in Section 1.3 hereof, and thus subject to Code Section 409A.

2.15. Single Life Annuity.  “Single Life Annuity” means a series of substantially equal monthly payments for the life of a Participant, beginning on the date provided in Article IV and continuing until the last day of the month in which the Participant’s death occurs.

2.16. Sponsor. “Sponsor” means Allergan, Inc., a Delaware corporation.

2.17. Termination. “Termination” means the termination of a Participant’s employment with the Sponsor and any Affiliated Company (as applicable) for any reason whatsoever, whether voluntary or involuntary.

2.18. Termination Date. “Termination Date” means, with respect to any Participant, the effective date of such Participant’s Termination.

2.19. 50% Joint and Survivor Annuity.  “50% Joint and Survivor Annuity” means a series of substantially equal monthly payments for the life of a Participant, beginning on the date provided in Article IV and continuing until the last day of the month in which the Participant’s death occurs, followed upon the death of the Participant by a series of substantially equal monthly payments, in an amount equal to 50% of the monthly payment to the Participant. The payments to the surviving spouse shall end on the last day of the month in which the spouse’s death occurs.  The 50% Joint and Survivor Annuity shall be Actuarially Equivalent to the Single Life Annuity.

2.20. 100% Joint and Survivor Annuity.  “100% Joint and Survivor Annuity” means a series of substantially equal monthly payments for the life of a Participant, beginning on the date provided in Article IV and continuing until the last day of the month in which the Participant’s death occurs, followed upon the death of the Participant by a series of substantially equal monthly payments, in an amount equal to 100% of the monthly payment to the Participant, to the Participant’s surviving spouse. The payments to the surviving spouse shall end on the last day of the month in which the spouse’s death occurs.  The 100% Joint and Survivor Annuity shall be Actuarially Equivalent to the Single Life Annuity.

ARTICLE III
ADMINISTRATION OF THE PLAN

3.1. Administration By Committee.  The Plan shall be administered by the same committee (the “Committee”) which is appointed to administer the Pension Plan.  A member of the Committee may be a Participant in the Plan, provided, however, that any action to be taken by the Committee, solely with respect to the particular interest in the Plan of a Committee member who is also a Participant in the Plan, shall be taken by the remaining members of the Committee.

3.2. Committee Authority, Rules and Regulations.  The Committee shall have discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, (ii) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan, and (iii) take or approve all such other actions relating to the Plan (other than amending the Plan, except as provided in Section 6.8, or terminating the Plan); provided, however, that the Board may, by written notice to the Committee, withdraw all or any part of the Committee’s authority at any time, in which case such withdrawn authority shall immediately revest in the Board.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

3.3. Appointment of Agents. In the administration of the Plan, the Board and/or the Committee may from time to time employ agents (which may include officers and/or employees of the Sponsor or any Affiliated Company) and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Sponsor or any Affiliated Company.

3.4. Application For Benefits. The Committee may require any person claiming benefits under the Plan to submit an application therefor, together with such documents and information as the Committee may require. In the case of any person suffering from a disability which prevents such person from making personal application for benefits, the Committee may, in its discretion, permit application to be made by another person acting on his or her behalf. Notwithstanding the foregoing, if the Committee shall have all information necessary to determine the amount and form of Plan benefits payable to a Participant or Beneficiary who is entitled to benefit payments under the Plan (including, to the extent applicable and without limiting the generality of the foregoing, the name, age, sex and proper mailing address of all parties entitled to benefit payments), then the failure of a Participant or Beneficiary to file an application for benefits shall not cause the Committee to defer the commencement of benefit payments beyond the benefit commencement date required under the Plan.

3.5. Claims Procedures.  If a person is required by the Committee to submit an application for benefits under Section 3.4 or if a Participant or her Beneficiary believes that he or she is being denied any rights or benefits under the Plan, the Participant, Beneficiary, or in either case, his or her authorized representative (the “Claimant”) shall follow the administrative procedures for filing a claim for benefits as set forth in this Section.  An application for benefits or a claim for benefits shall be in writing and shall be reviewed by the Committee or a claims official designated by the Committee.  The Committee or claims official shall review a claim for benefits in accordance with the procedures established by the Committee subject to the following administrative procedures set forth in this Section.

(a)           The Committee shall furnish the Claimant with written or electronic notice of the decision rendered with respect to a claim for benefits within 90 days following receipt by the Committee (or its delegate) of the claim unless the Committee determines that special circumstances require an extension of time for processing the claim.  In the event an extension is necessary, written or electronic notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90 day period.  The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.  In no event shall the period of the extension exceed 90 days from the end of the initial 90 day period.

(b)           In the case of a denial of the Claimant’s claim, the written or electronic notice of such denial shall set forth (i) the specific reasons for the denial, (ii) references to the Plan provisions upon which the denial is based, (iii) a description of any additional information or material necessary for perfection of the claim (together with an explanation why such material or information is necessary), (iv) an explanation of the Plan’s appeals procedures and, if applicable, (v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if his or her claim is denied upon appeal.

(c)           In the case of a denial of a claim, a Claimant who wishes to appeal the decision shall follow the administrative procedures for an appeal as set forth in Section 3.6 hereof.

3.6. Appeals Procedures.  A Claimant who wishes to appeal the denial of his or her claim for benefits shall follow the administrative procedures for an appeal as set forth in this Section and shall exhaust such administrative procedures prior to seeking any other form of relief.  Appeals shall be reviewed in accordance with the procedures established by the Committee subject to the following administrative procedures set forth in this Section.

(a)           In order to appeal a decision rendered with respect to his or her claim for benefits, a Claimant must file an appeal with the Committee in writing within 60 days following his or her receipt of the notice of denial with respect to the claim.

(b)           The Claimant’s appeal may include written comments, documents, records and other information relating to his or her claim.  The Claimant may review all pertinent documents and, upon request, shall have reasonable access to or be provided free of charge, copies of all documents, records, and other information relevant to his or her claim.

(c)           The Committee shall provide a full and fair review of the appeal and shall take into account all claim related comments, documents, records, and other information submitted by the Claimant without regard to whether such information was submitted or considered under the initial determination or review of the initial determination.  Where appropriate, the Committee will overturn a notice of denial if it determines that an error was made in the interpretation of the controlling plan documents or if the Committee determines that an existing interpretation of the controlling plan documents should be changed on a prospective basis.  In the event the Claimant is a member of the Committee or, as determined by the Committee, the Claimant is a subordinate to a member of the Committee, such individual shall recuse himself or herself from the review of the appeal.

(d)           The Committee shall furnish the Claimant with written or electronic notice of the decision rendered with respect to an appeal within 60 days following receipt by the Committee of the appeal unless the Committee determines that special circumstances require an extension of time for processing the appeal.  In the event an extension is necessary, written or electronic notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 60 day period.  The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered.  In no event shall the period of the extension exceed 60 days from the end of the initial 60 day period.

(e)           In the case of a denial of an appeal, the written or electronic notice of such denial shall set forth (i) the specific reasons for the denial, (ii) references to the Plan provisions upon which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relating to his or her claim for benefits and, if applicable, (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

ARTICLE IV
BENEFITS

4.1. Determination of Benefits.

(a)           For the SRIP, except as provided in Article V hereof, the supplemental retirement benefit payable to any Participant under the Plan shall be an amount equal to the excess (if any) of (i) the retirement benefit to which such Participant would be entitled under the Pension Plan if his or her retirement benefit under the Pension Plan were determined without regard to the limits imposed by Code Section 415 over (ii) the retirement benefit to which such Participant is actually entitled under the Pension Plan, and, for purposes of a Participant’s Section 409A Benefits, shall be determined as of such Participant’s Termination Date and as though the Participant’s benefits under the Pension Plan will begin as of the date upon which the Participant is scheduled to begin receiving benefits under the Plan.

(b)           For the SEBP, except as provided in Article V hereof, the supplemental retirement benefit payable to any Participant under the Plan shall be an amount equal to the excess (if any) of (i) the retirement benefit to which such Participant would be entitled under the Pension Plan if his or her retirement benefit under the Pension Plan were determined without regard to the limits imposed by Code Sections 401(a)(17) and 415, over (ii) the retirement benefit to which such Participant would be entitled under the Pension Plan if his or her benefit under the Pension Plan were determined without regard to the limits imposed by Code Section 415, and for purposes of a Participant’s Section 409A Benefits, shall be determined as of such Participant’s Termination Date and as though the Participant’s benefits under the Pension Plan will begin as of the date upon which the Participant is scheduled to begin receiving benefits under the Plan.

Benefits under the Plan shall be calculated by including any additional service credit a Participant may be awarded in a separate written agreement between the Participant and the Sponsor.

4.2. Time and Form of Benefit Payments for Grandfathered Benefits.  Except as provided in Article V hereof or as provided in Section 4.5 hereof, a Participant’s Grandfathered Benefits under this Plan as determined pursuant to Section 4.1 hereof shall be paid to the Participant in the same form and at the same time, and shall be calculated under the same actuarial assumptions, as the Participant’s benefits under the Pension Plan.  For example, if a Participant were entitled to monthly benefit payments under the Pension Plan, the Participant’s benefit under this Plan would also be paid on a monthly basis at the same time as the monthly benefit payments under the Pension Plan, and in the amount as determined under Section 4.1.  Notwithstanding the foregoing, if the level income payment option is elected for an annuity under the Pension Plan, a Participant’s Grandfathered Benefits will be payable in the form of annuity selected under the Pension Plan, but disregarding the level income payment option.

4.3. Time of Benefit Payments for Section 409A Benefits.  Except as provided in Article V hereof or as provided in Sections 4.5, 4.6, 4.7, and 4.8 hereof, a Participant’s Section 409A Benefits under the Plan as determined pursuant to Section 4.1 hereof shall commence as of the later of: (i) the first day of the month coincident with or next following the Participant’s attainment of age 55; or (ii) the first day of the month coincident with or next following the Participant’s Termination Date.  Payments that are scheduled to be made on the first day of the month may be delayed (but not more than sixty (60) days) in order to process payment.

4.4. Form of Benefit Payments for Section 409A Benefits.  Except as provided in Article V hereof or as provided in Sections 4.5 or 4.6, hereof, a Participant who is not married as of the date he or she begins receiving benefits under the Plan shall receive his or her Section 409A Benefits in the form of a Single Life Annuity and a Participant who is married as of the date he or she begins receiving benefits under the Plan shall receive his or her Section 409A Benefits in the form of (a) a 50% Joint and Survivor Annuity with respect to any such benefits that are scheduled to commence prior to March 1, 2011 and (b) a 100% Joint and Survivor Annuity with respect to any such benefits that are scheduled to commence on or after March 1, 2011.  Prior to the start of benefit payment, a Participant may elect an alternative form of life annuity permitted under the Pension Plan or otherwise permitted by the Sponsor (including the designation of a non-spousal Beneficiary pursuant to Section 6.1 hereof, as applicable), provided that such alternative form is Actuarially Equivalent to the applicable form of benefit referenced in the foregoing sentence.  A single election shall be made solely for purposes of the SRIP and the SEBP, and shall govern payment of Section 409A Benefits payments made under each Plan (i.e., the SRIP and the SEBP shall have the same form of life annuity).  To the extent that payment of Section 409A Benefits under the SRIP and the SEBP and payment under the Pension Plan commence at the same time, the election of a form of life annuity (but not an election of the level income payment option) under the Pension Plan shall apply for payment of Section 409A Benefits under the Plan.

4.5. Small Benefit Payments.  Notwithstanding any other provision of the Plan, if the lump sum Actuarial Equivalent of a Participant’s combined benefit under both the SRIP and SEBP at the start of the earliest scheduled payment commencement date under the Plan does not exceed the applicable dollar limit under Code Section 402(g)(1)(B) for the calendar year of payment (for 2011, $16,500), the Participant’s entire combined benefit under both plans shall be paid in a single lump sum payment as soon as administratively practicable following the scheduled payment commencement date.

4.6. Transition Elections for Section 409A Benefits.

(a)           Notwithstanding the provisions of Sections 4.3 and 4.4 hereof, for Section 409A Benefits commenced on or prior to December 31, 2008, time and form of a Participant’s benefit payment under the Plan shall continue to follow the Participant’s payment election made prior to December 31, 2008 under the Pension Plan.

(b)           Notwithstanding the provisions of Sections 4.3 or 4.6(a) hereof, to the extent permitted by the Sponsor, a Participant may elect on or before December 31, 2008 the time of payment of Section 409A Benefits in accordance with procedures set by the Sponsor, provided that such election applies only to amounts that would not otherwise be payable in the year of the election and does not cause an amount to be paid in the year of the election that would not otherwise be payable in such year.

4.7. Second Elections for Time of Section 409A Benefits.  Notwithstanding the provisions of Section 4.3 hereof, to the extent permitted by the Sponsor, and in accordance with procedures established by the Sponsor, a Participant who has not yet terminated employment with the Sponsor or an Affiliated Company may elect to change the time that payment of Section 409A Benefits under the Plan shall commence (including with respect to a transition election made pursuant to Section 4.6(b) hereof), subject to the following requirements:

(a)           the new election may not take effect until at least 12 months after the date on which the new election is made;

(b)           the new election must defer payments for at least 5 years from the scheduled payment date under the Plan (e.g., a Participant who did not make a transition election pursuant to Section 4.6(b) may elect to change his or her scheduled payment date to either (i) the later of age 60 (or later) or termination of employment, (ii) the later of age 55 or 5 years (or later) after termination of employment, or (iii) the later of age 60 (or later) or 5 years (or later) after termination of employment);

(c)           if the new election defers payment from the date of attaining a specified age, the new election must be made at least 12 months prior to Participant attaining the specified age; and

(d)           a Participant may make a second election only once.

For purposes of this Section 4.7, entitlement to an annuity is treated as entitlement to a single payment.

4.8. Delay for Key Employees for Section 409A Benefits.  Nothwithstanding any other provision of this Article IV, in the case of a Participant who is a “Key Employee,” payment of Section 409A Benefits upon termination of employment shall (i) commence no earlier than (i) the first business day after six (6) months following the Participant’s Termination Date, or (ii) the death of the Participant, whichever occurs first, and (ii) any payments to which the Participant would have been entitled to during the six-month delay shall be paid on the first business day of the seventh month.

4.9. Death Before Section 409A Benefits Commence under the Plan.  If a Participant dies prior to the date upon which his or her Section 409A Benefits are scheduled to commence under the Plan, the Participant’s Beneficiary, if any, shall become entitled to receive a survivor benefit in such form and amount that would have become payable to the Beneficiary if the Participant had terminated employment on the date of the Participant’s death and had died immediately following the commencement of his or her Section 409A Benefits pursuant to the terms of the Plan.  Any such survivor benefits shall commence as of the earliest date upon which the Participant would have commenced Section 409A Benefits if the Participant had terminated employment on the date of his or her death and had survived until such benefit commencement date.

4.10. Accelerated Section 409A Benefits to Pay Employment Taxes.

Notwithstanding any other provision of the Plan, the Sponsor may accelerate the time or schedule of one or more payments of any Participant’s Section 409A Benefits to the extent permitted by, and in a manner consistent with, Treasury Regulation section 1.409A-3(j)(4)(vi) (Payment of employment taxes).

ARTICLE V
CHANGE IN CONTROL

5.1. Effect of a Change in Control.  Notwithstanding the provisions of Article IV hereof and subject to Section 5.5 hereof, in the event that a Change in Control (as defined in Section 5.4 hereof) occurs on or after the Effective Date hereof, each Participant shall receive a “Lump Sum Benefit” in lieu of any benefits under the Plan to which such Participant is or would otherwise become entitled and which have not already been paid as of the date such Change in Control occurs (the “Change in Control Date”), with such Lump Sum Benefit to be paid as provided in Section 5.2 hereof in the amount calculated as provided in Section 5.3 hereof.

5.2. Payment of Lump Sum Benefit.  Subject to Section 5.5 hereof, the Lump Sum Benefit payable to any Participant under Section 5.1 hereof shall be paid to such Participant within 30 days following such Participant’s Determination Date.  As used herein, a Participant’s “Determination Date” shall be the later of the Change in Control Date or such Participant’s Termination Date.

5.3. Amount of Lump Sum Benefit.  Subject to Section 5.5 hereof, the amount of the Lump Sum Benefit payable to any Participant pursuant to Section 5.1 hereof shall be the amount equal to the lump sum actuarial equivalent, determined as of such Participant’s Determination Date, of the unpaid Plan benefits to which such Participant is entitled under Article IV hereof, provided, however, that in determining the lump sum actuarial equivalent of such Participant’s unpaid Plan benefits, the following special rules shall apply:

(a)   The interest/discount rate assumed shall be 3.6 percent (3.6%);

(b)   The mortality table used shall be the same as the mortality table used for purposes of determining the Sponsor’s minimum funding obligation under ERISA with respect to the Pension Plan for the plan year preceding the plan year in which the Participant’s Determination Date falls; and

(c)   In the case of a Participant who has not commenced receiving Plan benefits, it shall be assumed that the Participant would commence receiving benefit payments under the Pension Plan and under Article IV of the Plan as of the date which is the later of (i) such Participant’s Termination Date or (ii) the earliest date such Participant would be eligible to commence receiving Plan benefits.

5.4. Change in Control.  As used in the Plan, “Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

(a)           Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Sponsor representing (i) 20% or more of the combined voting power of the Sponsor’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Sponsor’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

(b)           Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Sponsor’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Sponsor, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of the Plan, be considered as though such person were a member of the Incumbent Board of the Sponsor;

(c)           The consummation of a merger, consolidation or reorganization involving the Sponsor, other than one which satisfies both of the following conditions:

(i)           a merger, consolidation or reorganization which would result in the voting securities of the Sponsor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the Sponsor or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Sponsor’s voting securities immediately before such merger, consolidation or reorganization, and

(ii)           a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Sponsor representing 20% or more of the combined voting power of the Sponsor’s then outstanding voting securities; or

(d)           The stockholders of the Sponsor approve a plan of complete liquidation of the Sponsor or an agreement for the sale or other disposition by the Sponsor of all or substantially all of the Sponsor’s assets.

Notwithstanding the preceding provisions of this Section 5.4, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 5.4 is (i) an underwriter or underwriting syndicate that has acquired any of the Sponsor’s then outstanding voting securities solely in connection with a public offering of the Sponsor’s securities, (ii) the Sponsor or any subsidiary of the Sponsor or (iii) an employee stock ownership plan or other employee benefit plan maintained by the Sponsor (or any of its subsidiaries) that is qualified under the provisions of the Code.  In addition, notwithstanding the preceding provisions of this Section 5.4, a Change in Control shall not be deemed to have occurred, (x) if the Person described in the preceding provisions of this Section 5.4 becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Sponsor which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Sponsor or through a stock dividend or stock split), then a Change in Control shall occur, and (y) upon the distribution of the stock of Advanced Medical Optics, Inc. on June 29, 2002 by the Sponsor to its stockholders.

5.5. Limitation to Section 409A Change in Control.  Upon a Change in Control, to the extent that the Change in Control does not also qualify as a Section 409A Change in Control, as defined in Section 5.6 below, Sections 5.1 thru 5.3 shall not apply to any Section 409A Benefits (but shall apply to Grandfathered Benefits), and the provisions of Article IV shall continue to govern the payment of such Section 409A Benefits.  If the Change in Control qualifies as a Section 409A Change in Control, Section 409A Benefits shall be paid as provided in Sections 5.1 thru 5.3, provided that, (a) in the case of a Participant who is still employed when the Change in Control occurs, the Participant’s Termination Date is within two years after the Change in Control, and (b) any amount attributable to Section 409A Benefits that are otherwise to be paid upon a Key Employee’s Termination Date (as opposed to upon the Change in Control for Participants who have already terminated prior to the Change in Control) shall be delayed pursuant to Section 4.8.

5.6. Section 409A Change in Control Defined.  As used in this Plan, “ Section 409A Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

(a)           Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) or “Group” (within the meaning of Rule 13d-5 of the Exchange Act and Treas. Reg. § 1.409A-3(i)(5)(B)), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of the Sponsor representing 30% or more of the combined voting power of the Sponsor’s then outstanding voting securities, by acquisition or through merger, consolidation, or reorganization;

(b)           Individuals who, at the beginning of any 12 month period, constitute the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Sponsor’s stockholders, is approved by a vote of at least a majority of the directors shall, for the purposes of this Plan, be considered as though such person were a member of the

Incumbent Board of the Sponsor (provided that this paragraph (b) does not apply if a majority shareholder of the Sponsor is another corporation); or

(c)           The consummation of sale or other disposition by the Sponsor of all or substantially all of the Sponsor’s assets based on the total gross fair market value of the Sponsor’s assets(and assuming that “substantially all” means in excess of 80%) to a Person or Group (each as defined in paragraph (a)) within a 12 month period ending on the then most recent acquisition of assets.  For this purpose, “gross fair market value” means the value of the assets of the Sponsor, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to (i) a shareholder of the Sponsor (immediately before the asset transfer) in exchange for or with respect to such shareholder’s stock; (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Sponsor; (iii) a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Sponsor; or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

           Notwithstanding the preceding provisions of this Section 5.6, a Section 409A Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 5.6 is (i) an underwriter or underwriting syndicate that has acquired the ownership of any of the Sponsor’s then outstanding voting securities solely in connection with a public offering of the Sponsor’s securities, (ii) the Sponsor or any subsidiary of the Sponsor or (iii) to the extent permitted by Code Section 409A, an employee stock ownership plan or other employee benefit plan maintained by the Sponsor (or any of its subsidiaries) that is qualified under the provisions of the Code.  In addition, no Section 409A Change in Control shall have occurred unless the transaction or series of transactions results in a “change in control event” within the meaning of Code Section 409A and the regulations thereunder. This Section 409A Change in Control definition shall be interpreted in a manner that is consistent with Code Section 409A and the regulations thereunder, including with respect to any applicable limitations on the kinds of events that would constitute a Section 409A Change in Control.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1. Designated Beneficiary.  A Participant shall be entitled to designate one or more individuals or entities, in any combination, as his “Beneficiary” or “Beneficiaries” to receive any Plan payments to which such Participant is entitled as of, or by reason of, his death.  Any such designation may be made or changed at any time prior to the Participant’s death by written notice filed with the Committee, with such written notice to be in such form and contain such information and/or authorizations as the Committee may from time to time require.  In the event that either (a) a Beneficiary designation is not on file at the date of a Participant’s death, (b) no Beneficiary survives the Participant or (c) no Beneficiary is living at the time any payment becomes payable under the Plan, then, for purposes of making any further payment of any unpaid benefits under the Plan, such Participant’s Beneficiary or Beneficiaries shall be deemed to be the person or persons entitled to receive the Participant’s survivor and death benefits under the Pension Plan.

6.2. Payments During Incapacity.  In the event a Participant (or Beneficiary) is under mental or physical incapacity at the time of any payment to be made to such Participant (or Beneficiary) pursuant to the Plan, any such payment may be made to the conservator or other legally appointed personal representative having authority over and responsibility for the person or estate of such Participant (or Beneficiary), as the case may be, and for purposes of such payment references in the Plan to the Participant (or Beneficiary) shall mean and refer to such conservator or other personal representative, whichever is applicable.  In the absence of any lawfully appointed conservator or other personal representative of the person or estate of the Participant (or Beneficiary), any such payment may be made to any person or institution that has apparent responsibility for the person and/or estate of the Participant (or Beneficiary) as determined by the Committee.  Any payment made in accordance with the provisions of this Section 6.2 to a person or institution other than the Participant (or Beneficiary) shall be deemed for all purposes of the Plan as the equivalent of a payment to such Participant (or Beneficiary), and neither the Sponsor nor any Affiliated Company shall have any further obligation or responsibility with respect to such payment.

6.3. Domestic Relations Orders.  Notwithstanding any provision in the Plan to the contrary and subject to the approval of the Committee, in the event all or portion of a Participant’s benefit is awarded to an individual (hereinafter referred to as the “alternate payee”) pursuant to a domestic relations order entered by a court in settlement of marital property rights (hereinafter referred to as a “DRO”), the awarded benefit shall be subject to the terms of the DRO; provided, that, for purposes of the foregoing, if the DRO does not expressly address the distribution of Plan benefits to the alternate payee, the DRO shall be construed as distributing the awarded benefits in accordance with the alternate payee’s distribution election under the Pension Plan.  It is intended that a DRO shall be approved by the Committee only if it meets the applicable requirements of a “qualified domestic relations order” as defined in Code Section 414(p).

6.4. Limited Offsets.  Notwithstanding any provision in the Plan to the contrary, the Sponsor may accelerate the time or schedule of a payment of a Participant’s Section 409A Benefits to satisfy a debt owed by the Participant to the Sponsor, provided that any such acceleration shall be subject to the requirements set forth in Treasury Regulation section 1.409A-3(j)(4)(xiii) (Certain offsets).

6.5. Prohibition Against Assignment.  Except as otherwise expressly provided in Sections 6.1 through Section 6.4 hereof, the rights, interests and benefits of a Participant under the Plan (i) may not be sold, assigned, transferred, pledged, hypothecated, gifted, bequeathed or otherwise disposed of to any other party by such Participant or any Beneficiary, executor, administrator, heir, distributee or other person claiming under such Participant, and (ii) shall not be subject to execution, attachment or similar process.  Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of such rights, interests or benefits contrary to the foregoing provisions of this Section 6.5 shall be null and void and without effect.

6.6. Binding Effect.  The provisions of the Plan shall be binding upon the

Sponsor, each Affiliated Company, the Participants and any successor-in-interest to the Sponsor, any Affiliated Company or any Participant.

6.7. No Transfer of Interest.  Benefits under the Plan shall be payable solely from the general assets of the Sponsor and no person shall be entitled to look to any source for payment of such benefits other than the general assets of the Sponsor.  The Sponsor shall have and possess all title to, and beneficial interest in, any and all funds or reserves maintained or held by the Sponsor on account of any obligation to pay benefits as required under the Plan, whether or not earmarked by the Sponsor as a fund or reserve for such purpose; any such funds, other property or reserves shall be subject to the claims of the creditors of the Sponsor, and the provisions of the Plan are not intended to create, and shall not be interpreted as vesting, in any Participant, Beneficiary or other person, any right to or beneficial interest in any such funds, other property or reserves.  Nothing in this Section 6.7 shall be construed or interpreted as prohibiting or restricting the establishment of a grantor trust within the meaning of Code Section 671 which is unfunded for purposes of Sections 4(b)(5), 201(2), 301(a)(3) and 401(a)(1) of ERISA, from which benefits under the Plan may be payable.

6.8. Amendment or Termination of the Plan.  The Sponsor, by action of its Board of Directors, may amend the Plan from time to time in any respect that it deems appropriate or desirable, and may terminate the Plan at any time, subject to the following provisions:

(a)           Any such Plan amendment or Plan termination shall not, without a Participant’s written consent, be given effect with respect to such Participant to the extent such Plan amendment or Plan termination operates to reduce or eliminate, in any material respect, such Participant’s accrued Plan benefit.  For purposes of the preceding sentence, the determination as to whether any Plan amendment or Plan termination operates to reduce or eliminate, in any material respect, a Participant’s accrued Plan benefit shall be made at the time of, and not until, such Participant’s Termination.

(b)           An amendment or termination of the Plan shall be treated as reducing or eliminating a Participant’s accrued Plan benefit only if, and to the extent that, (i) the benefit (expressed as a single life annuity payable monthly) to which such Participant is actually entitled under the Pension Plan upon his or her Termination, is less than (ii) such Participant’s “accrued benefit” under the Pension Plan as of the effective date of such Plan amendment or Plan termination (expressed as a single life annuity payable monthly), with such “accrued benefit” to be determined (A) as if such Participant incurred a Termination on the effective date of such Plan amendment or Plan termination and (B) without regard to the limits imposed by Code Sections 415 or 401(a)(17).

The Committee shall have the right to amend the Plan, subject to paragraphs (a) and (b) hereof, to make administrative amendments to the Plan that do not cause a substantial increase or decrease in benefits to Participants and that do not cause a substantial increase in the cost of administering the Plan.

6.9. No Right to Employment.  The Plan is voluntary on the part of the Sponsor and each Affiliated Company, and the Plan shall not be deemed to constitute an employment contract between the Sponsor or any Affiliated Company and any Participant, nor shall the adoption or existence of the Plan or any provision contained in the Plan be deemed to be a required condition of the employment of any Participant.  Nothing contained in the Plan shall be deemed to give any Participant the right to continued employment with the Sponsor or any Affiliated Company, and the Sponsor and each Affiliated Company may terminate any Participant who is in its employ at any time, in which case the Participant’s rights arising under the Plan shall be only those expressly provided under the terms of the Plan.

6.10. Notices. All notices, requests, or other communications (hereinafter collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to the Plan shall be in writing and may be personally delivered, or may be deposited in the United States mail, postage prepaid and addressed as follows:

To the Sponsor	Allergan, Inc.
or the Committee at:	Attention: Global Investments & Benefits Subcommittee
(Supplemental Executive Retirement Plan)
2525 Dupont Drive
Irvine, CA 92612

cc: General Counsel

To Participant at:	The Participant's residential mailing address as reflected in the Sponsor's or Affiliated Company's employment records

A Notice which is delivered personally shall be deemed given as of the date of personal delivery, and a Notice mailed as provided herein shall be deemed given on the second business day following the date so mailed.  Any Participant may change his or her address for purposes of Notices hereunder pursuant to a Notice to the Committee, given as provided herein, advising the Committee of such change.  The Sponsor, the Committee and/or any Affiliated Company may at any time change its address for purposes of Notices hereunder pursuant to a Notice to all affected Participants, given as provided herein, advising the affected Participants of such change.

6.11. Governing Law. The Plan shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

6.12. Titles and Headings: Gender of Term. Article and Section headings herein are for reference purposes only and shall not be deemed to be part of the substance of the Plan or in any way to enlarge or limit the meaning or interpretation of any provision in the Plan. Use in the Plan of the masculine, feminine or neuter gender shall be deemed to include each of the omitted genders if the context so requires.

6.13. Severability.  In the event that any provision of the Plan is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

6.14. Tax Effect of Plan.  Neither the Sponsor nor any Affiliated Company warrants any tax benefit nor any financial benefit under the Plan.  Without limiting the foregoing, the Sponsor, all Affiliated Companies and their directors, officers, employees and agents shall be held harmless by the Participant from, and shall not be subject to any liability on account of, any Federal or State tax consequences or any consequences under ERISA of any determination as to the amount of Plan benefits to be paid, the method by which Plan benefits are paid, the persons to whom Plan benefits are paid, or the commencement or termination of the payment of Plan benefits.

IN WITNESS WHEREOF, the Sponsor hereby executes this instrument, evidencing the terms of the Plan as amended and restated, this 28th day of February, 2011.

ALLERGAN, INC.

By:      /s/Scott D. Sherman
          Scott D. Sherman
       Executive Vice President, Human Resources